Exhibit 14.1

VAPE HOLDINGS, INC.

CODE OF CONDUCT AND ETHICS

Last Reviewed and Accepted on May 11, 2015

Preamble

The Board of Directors (the “Board”) of Vape Holdings, Inc. (the “Company”) has set for the below a Code of Conduct and Ethics (“Code”) for the Company to follow. This Code has been created to promote transparency of the corporation and to ensure the integrity of the corporation. This Code is meant to identify the general principles involved and should not be treated as an exhaustive list of duties and obligations. In order for all Members (as defined herein) to uphold this Code, it should be remembered that the spirit of the Code is far more important than the specific written word. Where an infringement by any member of this Code is observed, it should be reported to the appropriate person and if required the full Board.

1. Introduction

The Board of the Company has adopted this Code, which is applicable to all its officers, directors and employees (collectively the “Members”), to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	promote the full, fair, accurate, timely and understandable disclosure of the Company's financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

●	promote compliance with applicable Securities and Exchange Commission (the "SEC") and governmental laws, rules and regulations;

●	deter wrongdoing; and

●	require prompt internal reporting of breaches of, and accountability for adherence to, the Code.

●	The Code may be amended only by a Board resolution.

2. Honest and Ethical Conduct

Each member owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain an advantage.

Specifically, each Member must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of Company information where required or in the Company's interests.

●	Observe and fully comply with applicable SEC and governmental laws, rules and regulations.

●	Comply with the requirements of applicable accounting and auditing standards and Company policies in the maintenance of a high standard of accuracy and completeness in the Company's financial records.

●	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

●	Avoid conflicts of interest or the appearance of conflicts of interest wherever possible. Anything that would be a conflict for a Member will also be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations, if material, include, but are not limited to, the following:

●	any significant ownership interest in any supplier or customer;

●	any consulting or employment relationship with any customer, supplier or competitor;

●	any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

●	the receipt of any money, non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety. For purposes of this Code, “non-nominal” are those gifts in excess of the current National Association of Securities Dealers limit of $100;

●	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any close relative; and

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable Members are permitted to so purchase or sell.

3. Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. In addition, it is the Company’s policy to comply with all securities and other laws that prohibit us from making “selective disclosures,” including SEC Regulation Fair Disclosure (“Regulation FD”). In order to make sure that all disclosures of Company information, including but not limited to information relating to the Company’s financial performance, material contracts, and other information important to investors, regulators and the general public, are accurate and in full compliance with applicable laws and regulations, it is the Company’s policy that all such disclosures will be made only through specifically established channels. Unless the Member has been specifically authorized to do so, the Member is prohibited from discussing Company affairs with securities analysts, media representatives, government officials, pension plan or similar fund administrators and other outside persons. If a Member is contacted by any such persons requesting any information about the Company, even if such information is not proprietary or confidential, the Member should refer them to the Chief Executive Officer, President or Chief Financial Officer.

Each Member must

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate;

●	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

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In addition, the Chief Executive Officer or President and the Chief Financial Officer must familiarize themselves with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

4. Compliance

It is the Company's policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Member to, and each member must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

5. Reporting and Accountability

The Audit Committee of the Board of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any member who becomes aware of any existing or potential breach of this Code is required to notify the Chief Executive Officer or Chief Financial Officer and Company Secretary promptly. Failure to do so is itself a breach of this Code.

Specifically, each member must:

●	Notify the Chief Executive Officer or Chief Financial Officer promptly of any existing or potential violation of this Code.

If the suspected violation is made by the Chief Executive Officer or Chief Financial Officer, the member may also report the suspected violation directly to the Audit Committee Chairman.

The Company shall not retaliate against any Member for reports of potential violations that are made in good faith.

To assist in the response to or investigation of the alleged violation, the report should contain as much specific information as possible to allow for proper assessment of the nature, extent and urgency of the alleged violation. Without limiting the foregoing, the report should, to the extent possible, contain the following information:

the alleged event, matter or issue that is the subject of the alleged violation;

●	the name of each person involved;

●	if the alleged violation involves a specific event or events, the approximate date and location of each event; and

●	any additional information, documentation or other evidence available relating to the alleged violation.

The Audit Committee shall take all action it considers appropriate to investigate any breaches reported to it. If a breach has occurred, the Company will take such disciplinary or preventive action as the Board deems appropriate, after consultation with the Audit Committee.

Specifically, the Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

●	Breaches and potential breaches will be reported by the Chief Executive Officer or President and Company Secretary to the Audit Committee.

●	The Audit Committee will take all appropriate action to investigate any breaches reported to it.

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●	If the Audit Committee determines that a breach has occurred, it will inform the Board.

●	Upon being notified that a breach has occurred, the Board will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Any changes to or waivers of this Code will be disclosed in the Company's filings or Form 8-K filed with the SEC.

6. Waivers

Any waiver (as defined below) or an implicit waiver (as defined below) from a provision of this Code for officers and directors is required to be disclosed in the Company's Form 8-K filed with the SEC. A waiver is defined by SEC rules as a material departure from a provision of the Code and an implicit waiver means failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. Members should note that it is not the Company's intention to grant or to permit waivers from the requirements of this Code. Members should note that the Company expects full compliance with this Code.

7. Inquiries

All inquiries in relation to this Code or its applicability to particular people or situations should be addressed to the Chief Executive Officer, President or Chief Financial Officer.

8. Corporate Opportunities

Members are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No Member may use corporate property, information, or position for improper personal gain, and no executive officer may compete with the Company directly or indirectly. Members owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

9. Disciplinary Measures

Violations of this Code or other policies, or of applicable laws, rules and regulations, may result in disciplinary measures against the violator. Such measures, depending on the nature and severity of the violation, whether the violation was a single or repeated occurrence, and whether the violation appears to have been intentional or inadvertent, may include written notices to the individual involved, censure by the Board, demotion or reassignment, suspension with or without pay or benefits and termination of employment.

In addition, violations of legal and regulatory requirements may carry their own civil and criminal penalties, including fines and imprisonment.

10. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 807 of the American Stock Exchange Company Guide and Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder. Insofar as other policies or procedures of the Company govern or purport to govern the behavior or activities of the Members who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

11. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, or independent auditors.

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12. Internal Use

The Code is intended solely for the use by the Company and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

Signature

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